Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Southern First Bancshares, Inc. and Subsidiary

We consent to incorporation by reference in the Registration Statement of Southern First Bancshares, Inc. on Form S-8 relating to the Southern First Bancshares, Inc. 2016 Equity Incentive Plan, of our report dated March 2, 2016, relating to our audit of the consolidated financial statements of Southern First Bancshares, Inc. and Subsidiary for the year ended December 31, 2015, which report appears in the Annual Report on Form 10-K of Southern First Bancshares, Inc. and Subsidiary for the year ended December 31, 2015.

/s/ Elliott Davis Decosimo, LLC

Greenville, South Carolina
August 18, 2016